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                         CREDIT ACCEPTANCE CORPORATION            EXHIBIT 11(1)

                        STATEMENT OF COMPUTATION OF NET
                            INCOME PER COMMON SHARE
                                  (Unaudited)


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
(Dollars in thousands, except per share data)               THREE MONTHS ENDED             NINE MONTHS ENDED
                                                               SEPTEMBER 30,                SEPTEMBER 30,
                                                         --------------------------     --------------------------
                                                             1995          1996            1995            1996
                                                         ------------   -----------     ------------   -----------
Actual

Net income .......................................       $      7,624    $    10,643    $     20,822   $    29,968

Weighted average common shares outstanding .......         41,443,376     45,629,053      41,345,337    45,570,328

Common stock equivalents .........................          1,170,902      1,001,155       1,180,772       945,100

Weighted average common shares and
   common stock equivalents ......................         42,614,278     46,630,208      42,526,109    46,515,428
                                                         ------------    -----------     -----------   -----------
  Net earnings per share .........................       $        .18    $       .23     $       .49   $       .64
                                                         ============    ===========     ===========   ===========
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